Exhibit 99.1

The Birth of the World’s Most Powerful Quantum Hub
D-Wave Joins Q-Alliance in Italy
PALO ALTO, Calif. & COMO – October 14, 2025 – D Wave Quantum Inc. (NYSE: QBTS), ) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services and the world’s first commercial supplier of quantum computers, announced its participation as a founder of Q-Alliance, defined in the Memorandum of Understanding signed in Como today as “The Birth of the World’s Most Powerful Quantum Hub.” The initiative empowers Lombardy with new global infrastructure that leverages D-Wave’s leadership in quantum computing to support Italy’s Digital Transformation future. Q-Alliance aims to accelerate scientific discovery, industrial transformation, and digital sovereignty.

A strategic alliance for the quantum era
D-Wave views the formation of Q-Alliance as a historic milestone for the quantum computing industry. Rooted in the Italian Government’s strategic framework for digital and quantum technologies, it aligns with the priorities defined by the Interministerial Committee for Digital Transition and with the policy guidelines promoted by Undersecretary of State Senator Alessio Butti.

Open science, young talents, and responsible innovation
Q-Alliance operates as an open and inclusive ecosystem, ensuring accessibility to Italy’s scientific community, academia, and industry. It promotes strong involvement of young researchers through scholarships, internships, and training programs.

Institutional recognition and strategic value
Undersecretary Alessio Butti emphasized that Q-Alliance is not only a technological milestone but also a model of open innovation and cooperation, symbolizing Italy’s leadership in the European quantum transition.

“This is a historic moment for Italy and for the quantum industry. Q-Alliance supports Italy’s mission to become a global epicenter of quantum leadership, accelerating breakthrough research, industrial innovation and the development of a quantum-ready workforce,” said Dr. Alan Baratz, CEO of D-Wave. “D-Wave is the only company in the world building both annealing and gate quantum computing technology. It is also the first company to commercialize quantum computing, with customers around the world using our technology today to run business operations and address highly complex computational problems. We believe D-Wave’s production-grade annealing quantum computing technology will serve as a critical component of the Q-Alliance, fueling quantum application development and adoption now.”

About Q-Alliance
Q-Alliance is a joint initiative founded by D-Wave Inc. and IonQ Inc. with the participation of independent scientists and the endorsement of Italian institutional authorities. Its mission is to create in Lombardy the world’s most powerful quantum hub, in an open, responsible, and sustainable ecosystem.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our quantum computers — the world’s largest — feature QPUs with sub-second response times and can be deployed on-premises or accessed through our quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our quantum systems to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contact:
Alex Daigle
media@dwavesys.com